PROMISSORY NOTE

$850,000                                                                                                           November 12, 2009

FOR VALUE RECEIVED, the undersigned, Bontan Corporation, Inc., an Ontario corporation (“Maker”), having an address of 47 Avenue Road, Suite 200, promises to pay to the order of Castle Rock Resources, II LLc, a Colorado limited liability company (“Payee”), with an address of 7705 Buffalo Trail, Castle Rock, CO, 80108 the sum of EIGHT HUNDRED FIFTY THOUSAND DOLLARS ($850,000) (the “Principal Sum”), together with interest on the unpaid Principal Sum at a rate of 10% per annum, compounded annually. The entire unpaid Principal Sum together with any and all accrued and unpaid interest hereunder shall be due and payable on or before November 12, 2010 (“Maturity”).

All interest hereunder shall be calculated on the basis of a 365-day year, actual days elapsed.

This Note may be prepaid, either in whole or in part, at any time without premium or penalty and without the consent of Payee.

Maker shall make all payments due under the terms of this Note to Payee at the above address or at such other place as may be designated to Maker in writing by Payee.

As an inducement for Payee to loan the Maker the Principal Sum, the Maker agrees to convey to the Payee a Warrant for 1,000,000 common shares, an exercise price of $.35 per share in the form attached hereto Schedule A. All Shares issuable hereunder shall, prior to such issuance, be registered by the Company pursuant to an effective registration statement (the “Registration Statement”) filed with the United States Securities and Exchange Commission (the “SEC”). No later than sixty (60) days following the Date of Issuance, the Company shall file a Registration Statement with the SEC covering the maximum number of Shares issuable hereunder. To the extent that any Shares issuable hereunder are not otherwise covered by an effective Registration Statement, the Company agrees that, promptly following any request therefore from Holder, it shall prepare and file with the SEC a Registration Statement covering such Shares. The Company shall use its best efforts to cause any Registration Statement required to be filed by it pursuant hereto to become effective as soon as possible after such filing.

This Note will be secured by the pledge of 1,125 shares of Israel Petroleum Company, Limited, and Maker and Payee shall, as soon as reasonably practicable following the date hereof, execute a Stock Pledge Agreement (the “Pledge Agreement”) in a form reasonably acceptable to Maker and Payee to evidence such pledge.

Whenever Payee shall sustain or incur any losses or out-of-pocket expenses with respect to the Note in connection with (a) repayment of overdue amounts under this Note, (b) failure by Maker to pay all principal and interest of this Note, when due hereunder (whether at Maturity, by reason of acceleration, or otherwise), or (c) enforcement of the Pledge Agreement Maker shall pay, on demand, to Payee, in addition to any other penalties or premiums hereunder, an amount sufficient to compensate Payee for all such losses or out-of-pocket expenses, including, without limitation, all costs and expenses of a suit or proceeding, (or any appeal thereof) brought for recovery of all or any part of or for protection of the indebtedness evidenced by this Note or to take any action permitted by the Pledge Agreement or to enforce Payee’s rights hereunder or thereunder, including reasonable attorney’s fees.

It is not intended hereby to charge interest at a rate in excess of the maximum rate of interest permitted to be charged to Maker under applicable law, but if, notwithstanding such intention, interest in excess of the maximum rate shall be paid hereunder, the excess shall be retained by Payee as additional cash collateral for the payment of this Note, unless such retention is not permitted by law, in which case the interest rate on this Note shall be adjusted to the maximum permitted under applicable law during the period or periods that the interest rate otherwise provided herein would exceed such rate.

Time is of the essence hereof. At the option of the Payee, payment of the Principal Sum and any and all accrued interest thereon may be accelerated, and such amounts shall be immediately due and payable without further notice or demand upon the occurrence (and continuation as hereinafter specified) of any of the following:

(1)	Failure to make any payment of any and all amounts required to be paid hereunder when due or declared due unless such failure is cured within five (5) days from the date such payment is due.

(2)	Default in the performance of any obligation or undertaking of the Maker in the Pledge Agreement (as herein defined) or any other document securing the indebtedness evidenced by this Note.

(3)  Dissolution, termination of existence, insolvency, business failure, appointment of a receiver of any part of the property of, assignment for the benefit of creditors by, or commencement of any proceeding under any bankruptcy or insolvency laws by, or against Maker which remains uncured or undismissed for sixty (60) days after the occurrence of such event.

Unpaid principal and interest due and payable hereunder shall bear interest at the rate of sixteen percent (16%) per annum (the “Default Interest Rate”) from the due date until paid.

The remedies provided in this Note shall be cumulative, and shall be in addition to any other rights or remedies now or hereafter provided by law or equity. No delay, failure or omission by any holder of this Note, in respect of any default by the Maker, to exercise any right or remedy shall constitute a waiver of the right to exercise the right or remedy upon any such default or subsequent default.

Maker and any endorser herein waives presentment, demand, notice of dishonor, notice of acceleration and protest and assents to any extension of time with respect to any payment due under this Note, to any substitution or release of collateral and to the addition or release of any party. No waiver of any payment or other right under this Note shall operate as a waiver of any other payment or right.

This Note may not be changed orally, but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

If any of the provisions of this Note shall be held to be invalid or unenforceable, the determination of invalidity or unenforceability of any such provision shall not affect the validity or enforceability of any other provision or provisions hereof.

This Note shall be binding upon Maker and its successors and assigns and shall inure to the benefit of and be enforceable by the Payee and its successors and assigns.
All notices to Maker expressly required in this Note shall be in writing and shall be delivered by hand delivery or mailed by certified mail, return receipt requested, postage prepaid, addressed to Maker at its address set forth below its signature hereto, or at such other address as Maker shall notify the holder hereof. All such notices or other communications shall be deemed to be properly given upon receipt of delivery by the Maker.

This Note shall be construed and enforced in accordance with the laws of the Province of Ontario.

IN WITNESS WHEREOF, Maker has caused this instrument to be executed as of the day and year first above written.

MAKER:

Bontan Corporation, Inc,
An Ontario Corporation
By: ____S/Kam Shah______________
Kam Shah
Chief Executive and Financial Officer